                                                                    Exhibit 12.1

                        ABC-NACO INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (dollar amounts in thousands)

                                               Fiscal Year Ended July 31,(a)
                                      ---------------------------------------------
                                        1999     1998      1997     1996     1995
                                      --------  -------  --------  -------  -------
FIXED CHARGES:
Interest expense                      $17,782   $13,862  $12,620   $ 9,526  $ 5,624
Capitalized interest                    2,400     3,900      200       --       --
Interest portion of rent expense        2,784     2,264    1,798     1,449    1,169
                                       ------    ------   ------    ------   ------
     Total Fixed Charges               22,946    20,026   14,618    10,975    6,793

EARNINGS:
Income (loss) before income taxes,
  cumulative effect of accounting
  change and extraordinary items       (5,024)   23,083   10,163    14,723   28,551

Equity income (loss) of
  unconsolidated joint ventures            66    (1,616)  (1,041)      144     (393)

Plus:
Fixed charges                          22,946    20,026   14,618    10,975    6,793
Amortization of capitalized interest      630       400      --        --       --
Distributed income of equity investees    --        904      --        --       --

Less:
Capitalized interest                   (2,400)   (3,900)    (200)      --       --
                                      -------   -------  -------   -------  -------
     Total Earnings                   $16,218   $38,897  $23,540   $26,842  $34,951
                                      =======   =======  =======   =======  =======

RATIO OF EARNINGS TO FIXED
CHARGES(b)                             0.71(c)     1.94     1.61      2.35     5.15
                                      =======   =======  =======   =======  =======

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(a)  We recently changed our fiscal year-end to December 31 from July 31, and on
     February 19, 1999, we merged with NACO, Inc. ("NACO"). Prior to our merger with NACO, NACO's fiscal year-end was the Sunday closest to March 31. As permitted under Regulation S-X promulgated by the SEC, our year-end and NACO's year end have not been conformed for periods prior to our most recent fiscal year ended July 31, 1999. The results of NACO's operations for the twelve months ended June 28, 1998, March 30, 1997, March 31, 1996, and April 2, 1995 are combined with our results of operations for the twelve months ended July 31, 1998, 1997, 1996, and 1995, respectively.

(b) ABC-NACO's earnings were insufficient to cover total fixed charges in the fiscal year ended July 31, 1999. The coverage deficiency in that fiscal year was $6,728,000.

(c) The ratio for the fiscal year ended July 31, 1999 would be 1.66 after excluding merger and other restructuring charges from the calculation of earnings.